EXHIBIT 99.1

BONE CARE INTERNATIONAL, INC. REPORTS SECOND QUARTER
FY 2004 FINANCIAL RESULTS

-- QUARTERLY SALES OF HECTOROL(R) REACH RECORD $9.1 MILLION --

-- COMPANY RAISES SALES GUIDANCE RANGE $38-$40 MILLION --

         Middleton, Wis., January 28, 2004 - Bone Care International, Inc. (Nasdaq: BCII) today announced financial results for the second fiscal quarter of 2004, ended December 31, 2003. The Company reported record quarterly sales for Hectorol(R) (doxercalciferol) of $9.1 million, compared to Hectorol(R) sales of $3.7 million for the second fiscal quarter of 2003, representing an increase of $5.4 million, or 144 percent. Sales of Hectorol(R) were $17.2 million for the first six months of fiscal 2004, an increase of $8.1 million, or 88 percent from the same period of fiscal 2003.

         The net loss for the second fiscal quarter of 2004 was $478,025, or $0.03 per common share, compared with a net loss for the second fiscal quarter of 2003 of $4.1 million, or $0.29 per common share. The net loss for the first six months of fiscal 2004 was $2.6 million, or $0.18 per common share, compared with a net loss of $5.8 million, or $0.41 per common share for the same period of fiscal 2003. The Company ended the second fiscal quarter of 2004 with a total of $11.9 million in cash and short and long-term investments.

         "This has been a very productive quarter for Bone Care International with strong Hectorol(R) revenue growth, advances in our research and development efforts, and continued regulatory progress with our supplemental new drug application (sNDA) for Hectorol(R) Capsules targeted for the pre-dialysis chronic kidney disease (CKD) market," said Paul L. Berns, President and Chief Executive Officer. "We are encouraged with our quarter over quarter sales performance, represented by a $1.0 million or 12 percent increase, and are pleased to report our third consecutive quarter of double-digit sales growth. Additionally, we continued to produce product supply levels to accommodate the increased patient and customer demand for Hectorol(R) with many wholesalers reporting lower than normal pipeline levels at the end of December. Our results are indicative of the efforts of our employees at Bone Care and their dedication, passion, and hard work in providing important therapies for patients."

         Second quarter highlights include:

         o Continued progress with clinical development programs, including the recent investigational new drug (IND) application acceptance for LR-103 by the Food & Drug Administration (FDA). The initial Phase I study in approximately 30 oncology patients will be conducted by the University of Wisconsin. Additionally, the Company continues to establish clinical research collaborations with national dialysis provider groups to conduct studies to further reinforce Hectorol's(R) unique profile and clinical utility.

         o Proactively working with FDA during the regulatory review cycle for the Company's sNDA for Hectorol(R) Capsules. This potential new indication for the treatment of secondary hyperparathyrodism in patients with chronic kidney disease prior to dialysis, could address an unmet medical need among the estimated 7.6 million Stage 3 CKD patients and the 400,000 Stage 4 CKD patients.

         The Company increased the lower end of its prior sales guidance and now expects fiscal year 2004 Hectorol(R) sales to range from $38 million to $40 million. The Company also reiterated its target to achieve profitability in the fourth quarter of fiscal year 2004.

         Management will host a conference call on Thursday, January 29, 2004, at 9:00 a.m. CST. The toll-free number within North America is (888) 694-4728; the dial-in number for international participants is (973) 935-8513. The call is available for playback until midnight on February 1, 2004 at (877) 519-4471 within North America and at (973) 341-3080 for international callers. The playback pass code is 4438620. The call can also be accessed via webcast and will be archived for playback at www.bonecare.com/conferencecall.

         Bone Care International (www.bonecare.com) is a specialty pharmaceutical company engaged in discovering, developing and commercializing improved vitamin D-hormone therapies to treat secondary hyperparathyroidism in patients with kidney or renal disease and other diseases including osteoporosis, psoriasis and cancers of the prostate, breast and colon. Hectorol(R) Injection and Hectorol(R) Capsules are being marketed for the treatment of secondary hyperparathyroidism in patients with end stage renal disease (Stage 5 CKD).

Contacts:
---------

Rx Communications Group, LLC                 Bone Care International, Inc.
Melody A. Carey (Investors)                  Brian J. Hayden
(917) 322-2571                               Chief Financial Officer
Pete Holmberg (Media)                        (608) 662-7800
(917) 322-2164

This press release contains forward-looking statements. Statements relating to future sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules, or statements that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company's operations and business environment, including, among other factors, the ability of the Company and each of its suppliers of doxercalciferol, Hectorol(R) Injection and Hectorol(R) Capsules to meet the Company's anticipated production schedules, technical risks associated with the development of new products, regulatory policies in the United States and other countries, risks associated with our ability to avoid or minimize delays in/or interruption of the manufacture and supply of our products, including the approvals of regulatory authorities in connection therewith, reimbursement policies of public and private health care payors, introduction and acceptance of new drug therapies, competition from existing products and from new products or technologies, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange risks, economic and market conditions in the United States, Europe and the rest of the world, and other risks associated with the Company's operations. The Company disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

BONE CARE INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS

(unaudited)


                                                  For the Three Months Ended,         For the Six Months Ended,
                                                ------------------------------     --------------------------------
                                                December 31,      December 31,      December 31,      December 31,
                                                  2003                2002              2003              2002
                                                ------------      ------------      ------------      ------------
PRODUCT SALES                                   $  9,115,485      $  3,743,013      $ 17,240,527      $  9,160,413

COST AND OPERATING EXPENSES:
     Cost of product sales                         2,431,108         1,459,838         4,848,752         2,969,444
     Research and development                      1,653,228         1,693,892         3,446,388         3,370,515
     Selling, general and administrative           5,546,350         4,869,290        11,627,549         8,946,378
                                                ------------      ------------      ------------      ------------
                                                   9,630,686         8,023,020        19,922,689        15,286,337
                                                ------------      ------------      ------------      ------------
         Loss from Operations                       (515,201)       (4,280,007)       (2,682,162)       (6,125,924)

INTEREST INCOME, net                                  37,176           152,312           102,085           367,091
                                                ------------      ------------      ------------      ------------
NET LOSS                                        $   (478,025)     $ (4,127,695)     $ (2,580,077)     $ (5,758,833)
                                                ============      ============      ============      ============
Basic and diluted net loss per common share     $      (0.03)     $      (0.29)     $      (0.18)     $      (0.41)
                                                ============      ============      ============      ============
Shares used in computing basic and diluted
net loss per common share                         14,300,232        14,157,425        14,270,479        14,157,099
                                                ============      ============      ============      ============


Certain prior period amounts in the financial statements have been reclassified to conform to the fiscal 2004 presentation.

BONE CARE INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

(Unaudited)

                                                                 DECEMBER 31, 2003          JUNE 30, 2003
                                                                 -----------------          -------------
                                  ASSETS
CURRENT ASSETS

     Cash, cash equivalents and marketable securities            $  10,978,366              $  16,690,044
     Accounts receivable, net                                        3,259,476                  2,814,753
     Inventory                                                       5,181,764                  2,080,604
     Other current assets                                            1,310,191                    778,725
                                                                  ------------               ------------
                  Total current assets                              20,729,797                 22,364,126

OTHER ASSETS                                                         4,403,273                  4,484,236
                                                                  ------------               ------------
                                                                  $ 25,133,070               $ 26,848,362
                                                                  ============               ============
                   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES                                               $  6,678,543               $  5,755,890
LONG-TERM LIABILITIES                                                        -                    649,880
SHAREHOLDERS' EQUITY
     Common stock                                                   74,232,813                 73,640,801
     Accumulated deficit                                           (55,778,286)               (53,198,209)
                                                                  ------------               ------------
                  Total shareholders' equity                        18,454,527                 20,442,592
                                                                  ------------               ------------
                                                                  $ 25,133,070               $ 26,848,362
                                                                  ============               ============
